CONSULTING AGREEMENT
                                     BETWEEN
                               PATRICK K. TIERNEY
                                       AND
                          NORTH AMERICAN RESORTS, INC.


This Agreement entered into on this 1st day of November, 1996 by and between

North American Resorts, Inc,

a Colorado Corporation [hereinafter referred to as "NARI"]

and

Patrick K. Tierney [hereinafter referred to as the "CONSULTANT"]

NARI and CONSULTANT collectively hereinafter referred to as the PARTIES.


                                   WITNESSETH

WHEREAS, NARI is a corporation engaged in business and is in need of consulting in the form of Public Relations, and other transactions;

WHEREAS, the CONSULTANT is engaged in consulting of this nature, consultant is interested in providing NARI with consulting services; and

WHEREAS, NARI wishes to engage CONSULTANT to provide services

NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings herein contained, the PARTIES agree as follows;

         1. NARI, agrees to retain CONSULTANT as an independent contractor, and not as an employee of NARI, to provide consulting for a maximum period of one [1] year commencing with the effective date of this Consulting Agreement and terminating on November 1, 1997; unless terminated earlier in accordance with the terms of this Agreement. This Consulting Agreement will continue on a month to month basis unless terminated in writing.

         2. It is understood and agreed that the CONSULTANT shall render such consulting services as requested by NARI without limitation, originating support among the brokerage community, preparing press releases and taking calls from shareholders and prospective investors, the preparation of a due diligence package to be mailed to all interested parties, and other services as may be requested by NARI from time to time.

         3. NARI shall upon signing this Consulting Agreement, issue 2,400,000 shares of common stock to the CONSULTANT. NARI shall agree to immediately file a S-8 with the Securities and Exchange Commission to register the said shares.

         4. In the vent any one or more of the provisions contained in this Consulting Agreement shall, for any reason, be expressly held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provisions of this Consulting Agreement, and this Consulting Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         5. This Consulting Agreement shall be binding on CONSULTANT's heirs, legal representatives and assigns, and shall inure to the benefit of any successors and assigns of NARI.

         6. Any waiver of right under or breach of a provision of this Consulting Agreement shall not be a waiver of any other rights or subsequent breach of the same or other provisions of this Consulting Agreement.

         7. This Consulting Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Florida.

         8. This Consulting Agreement supersedes all previous agreements between the PARTIES with respect to the matter hereof. This Consulting Agreement constitutes the entire Agreement between the PARTIES hereto and there are no understandings, representations or warranties of any kind whatsoever except as herein set forth.

IN WITNESS WHEREOF, the PARTIES hereto have executed this Consulting Agreement to be effective as of the date written above.


CONSULTANT                                 NORTH AMERICAN RESORTS, INC


__________________________________         ___________________________________
Patrick K. Tierney                         By


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